Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177895

PROSPECTUS

511,746,498 Shares

Kinder Morgan, Inc.

Common Stock

This prospectus relates to 511,746,498 shares of our Class P common stock, par value $0.01 per share (referred to as “common stock”). The shares of common stock are issuable upon exercise of outstanding warrants that were issued in connection with our acquisition of El Paso Corporation, which was effective on May 25, 2012, as well as warrants that may be issued upon conversion of outstanding 4¾% trust convertible preferred securities of E1 Paso Energy Capital Trust I. This prospectus supplements, and supersedes in its entirety, the prospectus dated May 31, 2012.

Each warrant entitles its holder to acquire one share of common stock at an exercise price of $40.00 per share, subject to specified adjustments, at any time until May 25, 2017. The exercise price may be paid in cash or by means of a “cashless exercise,” as described in “Description of the Warrants.” The warrants are listed on the New York Stock Exchange under the symbol “KMIWS.”

We will receive all of the proceeds from any cash exercise of the warrants. If all of the warrants were exercised in full for cash, we would receive gross proceeds of $20.47 billion. However, there can be no assurance that any warrants will be exercised, or if warrants are exercised, how many will be exercised for cash. If all of the warrants are exercised pursuant to cashless exercises, we will receive no cash proceeds.

Our common stock is listed on the New York Stock Exchange under the symbol “KMI.” On July 19, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $35.25 per share.

Investing in our common stock involves risks. See the risk factors identified in the documents incorporated by reference herein for more information regarding risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus or any other information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to offer or sell the offered securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the “SEC,” under the Securities Act of 1933, as amended, referred to as the “Securities Act.” As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement. For further information about us and our common stock, please refer to the information referred to under “Where You Can Find More Information” and to the registration statement and the exhibits that are a part of the registration statement.

Unless the context otherwise requires, “we,” “us,” and “our” refer to Kinder Morgan, Inc. and its subsidiaries.

KINDER MORGAN, INC.

We are a publicly-traded Delaware corporation, with our common stock traded on the New York Stock Exchange, referred to as the “NYSE,” under the ticker symbol “KMI.” We are a leading pipeline transportation and energy storage company in North America. Our pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and our terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. We own the general partner interest of Kinder Morgan Energy Partners, L.P., referred to as “KMP,” one of the largest publicly-traded pipeline limited partnerships in America.

Effective on May 25, 2012, we completed the acquisition of all of the outstanding shares of El Paso Corporation, referred to as “El Paso.” As a result of the acquisition, we acquired one of North America’s largest interstate natural gas pipeline systems and an emerging midstream business and El Paso’s 42 percent limited partner interest and 2 percent general partner interest in El Paso Pipeline Partners, L.P., referred to as “EPB.” The combined enterprise, including the associated master limited partnerships, KMP and EPB, owns an interest in or operates more than 75,000 miles of pipeline and 180 terminals and represents the largest natural gas pipeline network in the United States, the largest independent transporter of petroleum products in the United States, the largest transporter of CO2 in the United States, the second largest oil producer in Texas and the largest independent terminal owner/operator in the United States.

The address of our principal executive offices is 500 Dallas Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

USE OF PROCEEDS

Each warrant entitles its holder to acquire one share of common stock at an exercise price of $40.00 per share, subject to specified adjustments, at any time until May 25, 2017. Warrants may be exercised by paying the exercise price in cash or pursuant to a “cashless exercise.” See “Description of the Warrants” for further information.

We will receive all of the proceeds from any cash exercise of the warrants. If all of the warrants were exercised in full for cash, we would receive gross proceeds of $20.47 billion. However, there can be no assurance that any warrants will be exercised, or if warrants are exercised, how many will be exercised for cash. If all of the warrants are exercised pursuant to cashless exercises, we will receive no cash proceeds. We intend to use any proceeds from cash exercises of warrants for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “KMI.” The following table sets forth the high and low sales prices of the common stock, as reported by the NYSE, and the amount of dividends declared on each share of common stock in respect of the periods indicated. Our common stock began trading on the NYSE upon our initial public offering in February 2011.

	Price Range		Cash Dividends
	High	Low
2012
Third quarter (through July 19, 2012)	$35.54	$32.03
Second quarter	40.25	30.51	$0.35
First quarter	39.25	31.76	$0.32
2011
Fourth quarter	32.17	24.66	0.31
Third quarter	29.45	23.51	0.30
Second quarter	29.97	26.87	0.30
First quarter (beginning February 11, 2011)	32.14	29.50	0.14	(1)

(1)	This dividend was prorated from February 16, 2011, the day we closed our initial public offering. Based on a full quarter, the dividend amounts to $0.29 per share.

The last reported sale price of our common stock on the NYSE on July 19, 2012 was $35.25 per share. As of July 19, 2012, there were approximately 11,650 stockholders of record of our common stock. This number does not include stockholders whose shares are held in street name by other entities. The actual number of stockholders is greater than the number of holders of record.

DESCRIPTION OF THE WARRANTS

The following describes the material provisions of the warrant agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference, and the warrants issued thereunder to purchase shares of our common stock, which we refer to in this prospectus as the “warrants.” This summary does not purport to be complete and may not contain all of the information about the warrant agreement that is important to you. We encourage you to read carefully the warrant agreement in its entirety before making any decisions regarding exercise of the warrants.

Exercise Price; Expiration

The warrants entitle holders to purchase shares of our common stock, on a one-for-one basis, subject to adjustments as provided by the warrant agreement and summarized below. The warrants are exercisable at an exercise price of $40.00 per share of common stock, subject to adjustments as provided by the warrant agreement and summarized below. The warrants are exercisable at any time until 5:00 p.m., New York City time, on May 25, 2017.

Exercise

The registered holder of warrants to purchase shares of our common stock can exercise all or any portion of the warrants held by such holder by delivering to the warrant agent: (1) either (i) a warrant certificate representing the number of warrants being exercised duly completed and signed, which signature shall be guaranteed by a member of a recognized guarantee medallion program, or (ii) in the case of uncertificated warrants, properly completed exercise instructions and (2) either (i) an amount equal to the aggregate exercise price for the number of full shares of common stock as to which warrants are exercised, which such exercise price may be delivered either in cash or by certified or official bank check payable to the warrant agent or (ii) directions to the warrant agent to exercise the warrants pursuant to “cashless exercise,” in which case the registered holder will receive a number of shares of common stock that is equal to the aggregate number of shares of common stock for which the warrants are being exercised less the number of shares of common stock that have an aggregate Market Price (as such term is defined in the warrant agreement) on the trading day on which such warrants are exercised that is equal to the aggregate exercise price for all such shares of common stock. The warrant agreement also provides that if warrants are exercised such that the aggregate exercise price would exceed the aggregate Market Price of the shares of common stock issuable upon exercise, the exercise will be null and void, no shares will be issued upon that exercise, and such warrants will continue in effect subject to their terms.

Adjustments to Prevent Dilution

The number of shares of common stock issuable upon exercise of a warrant, and the exercise price of such warrant, are subject to adjustment in order to protect warrant holders from dilution in case of:

•	stock splits or combinations;

•	cash dividends that exceed:

•	$0.50 per share of common stock in any quarter during the fiscal year ended December 31, 2012;

•	$0.60 per share of common stock in any quarter during the fiscal year ended December 31, 2013;

•	$0.70 per share of common stock in any quarter during the fiscal year ended December 31, 2014;

•	$0.80 per share of common stock in any quarter during the fiscal year ended December 31, 2015;

•	$0.90 per share of common stock in any quarter during the fiscal year ended December 31, 2016; and

•	$1.00 per share of common stock in any quarter during the fiscal year ended December 31, 2017;

in each case, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction;

•	distributions of securities, evidences of indebtedness, assets, rights or warrants; and

•	specified share repurchases.

Effect of a Business Combination Transaction

In case of any merger, consolidation, statutory share exchange or similar transaction that requires the approval of our stockholders or reclassification of the common stock (other than a reclassification that is otherwise provided for in the anti-dilution provisions of the warrant agreement), the warrant holder will upon exercise be entitled to receive, during the period specified by the warrant, an equivalent number of shares of common stock of the surviving entity or other securities or property of the surviving entity that the holder would have been entitled to in such sale if the warrant common stock had been exercised immediately prior to such transaction. Appropriate adjustments will be made to the warrant so that the right to exercise the warrant in exchange for any such shares of stock or other securities or property will remain substantially the same as prior to such transaction.

Listing of Warrants

The warrants are listed on the New York Stock Exchange under the ticker symbol “KMIWS.”

Share Rights

A warrant will not, prior to its exercise, confer upon its holder or such holder’s transferee, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of our stockholders for the election of our directors or any other matter, or any rights whatsoever as stockholders of Kinder Morgan.

Warrant Agent

As of the date of this prospectus, the warrant agent for the warrants is Computershare Inc. and Computershare Trust Company, N.A. The warrant agent may be contacted at 250 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF OUR CAPITAL STOCK

The following information is a summary of the material terms of our certificate of incorporation and bylaws and the shareholders agreement between us and certain of our investors, all of which are filed as exhibits to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and may not contain all of the information about our certificate of incorporation and bylaws and the shareholders agreement that is important to you. We encourage you to read carefully our certificate of incorporation and bylaws and the shareholders agreement in their entirety before making any decisions regarding exercise of the warrants.

General

Our authorized capital stock consists of:

•	2,000,000,000 shares of Class P common stock, $0.01 par value per share, which we refer to in this prospectus as our “common stock,” 566,931,783 of which were outstanding as of July 19, 2012;

•

707,000,000 shares of Class A convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our “Class A shares,” 470,043,494 of which were outstanding as of July 19, 2012, and none of the rest of which may be reissued;

•

100,000,000 shares of Class B convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our “Class B shares,” 93,579,094 of which were outstanding as of July 19, 2012, and none of the rest of which may be reissued;

•

2,462,927 shares of Class C convertible common stock, $0.01 par value per share, issued in nine series, which we refer to in this prospectus as our “Class C shares,” 2,317,387 of which were outstanding as of July 19, 2012, and none of the rest of which may be reissued; and

•	10,000,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of May 30, 2012.

Classes of Common Stock

General

As of July 19, 2012, the Class A shares, the Class B shares and the Class C shares were convertible into a total of 470,043,494 shares of common stock, which represented 45.3% of our outstanding shares of common stock on a fully-converted basis (not including any shares of common stock issuable upon any exercises of warrants). The number of shares of common stock into which the Class A shares, Class B shares and Class C shares will convert is determined in accordance with our certificate of incorporation. As described under “—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C Shares,” the relative portion of the total number of shares of common stock issuable upon conversion to the holders of the Class A Shares, the Class B Shares and the Class C Shares, respectively, and the portion of our dividends to be received by the holders of the Class A Shares, the Class B Shares and the Class C Shares, respectively, will depend on the total value that has been received by such holders in connection with dividends and conversions of such shares into shares of common stock. Because the aggregate amount of common stock into which the Class A shares, Class B shares and Class C shares can convert is fixed, however, neither conversions of any Class A shares, Class B shares or Class C shares into common stock, nor the portion of our distributions that may be received by the Class B shares or Class C shares rather than the Class A shares, will impact the per share distribution paid on our common stock or the aggregate distributions we pay to our stockholders. The conversion of Class B shares and Class C shares into shares of common stock will result in a corresponding decrease in the number of shares of common stock into which our Class A shares will be able to convert because the Class A shares, Class B shares and Class C shares are convertible into a fixed aggregate number of shares of our common stock.

The Class A shares, Class B shares and Class C shares were originally issued to individuals and entities we refer to collectively as the “Investors.” The Investors were investors in Kinder Morgan’s 2007 Going Private Transaction, and are:

•	Richard D. Kinder, our Chairman and Chief Executive Officer;

•	investment funds advised by or affiliated with Goldman Sachs, Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC, which we refer to as the “Sponsor Investors;”

•

Fayez Sarofim, one of our directors, and investment entities affiliated with him, and an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, whom we refer to collectively as the “Original Stockholders;” and

•	A number of other members of our management, whom we refer to collectively as “Other Management.”

Since the Investors may decide to sell shares at different times and at different prices or values, and because those sales may affect the relative conversion and distribution rights of the Class B shares and the Class C shares vis-a-vis the Class A shares, our Class A shares were issued in nine series to the following groups of Investors:

•	five series to the Sponsor Investors;

•	one series to Richard D. Kinder;

•	two series to the Original Stockholders; and

•	one series to Other Management.

Each series of Class A shares has a corresponding series of Class B shares and of Class C shares in order to track the dividends and conversions of each series. Class B shares are held by members of management, and each series of Class A shares has a similar corresponding series of Class B shares. Class C shares also are held by members of management, and each series of Class A shares has a similar corresponding series of Class C shares. The relationship among the Class A shares, Class B shares and Class C shares is the same for all series of Class A shares. The determinations described below are made on a series-by-series basis.

The economic rights of the holders of the Class A shares, Class B shares and Class C shares will adjust as described in our certificate of incorporation. The holders of the Class C shares are not entitled to any distributions until the holders of the Class A shares have received total value of distributions and of shares of common stock issued upon conversion of Class A shares equal to 100% of their originally invested capital; thereafter, the holders of the Class C shares are entitled to a proportion of distributions as if the Class C shares were Class A shares. Other than the priority distributions described below under “—Dividends,” the holders of the Class B shares are not entitled to any distributions until the holders of the Class A shares and the holders of the Class C shares have received total value equal to 150% of their original capital, which includes the capital originally invested by the holders of the Class A shares at the time of the Going Private Transaction and an amount of notional capital for the Class C shares (collectively referred to in this prospectus as the “original capital”). Thereafter, the holders of Class B shares as a group are entitled to varying percentages of distributions that would cause such holders to have received total value equal to between 5% and 20% of the amount by which the total value of distributions and of shares of common stock issued upon conversion received with respect to the Class A shares, Class B shares and Class C shares exceeds the original capital. At May 31, 2015, any remaining Class A shares, Class B shares and Class C shares will convert into shares of common stock based on the fair market value of those shares of common stock, which will be calculated based on the volume weighted average price of one share of common stock during the regular director and officer blackout period for our first quarterly periodic report for the 2015 calendar year. A mandatory conversion event may occur earlier with respect to one or more series of the Class A shares, Class B shares and Class C shares upon the occurrence of specified events. See “—Mandatory Conversion.”

The number of shares of common stock into which the Class A shares, the Class B shares and the Class C shares in the aggregate can convert was fixed in connection with our February 2011 initial public offering. Out of that aggregate number, the portion into which the Class A shares can convert may grow smaller, to the extent the Class B shares and Class C shares convert into common stock, depending on the amount by which the total value received with respect to our Class A shares, Class B shares and Class C shares exceeds the original capital. The Class C shares will not convert into any shares of common stock unless the holders of Class A shares have received total value in excess of 100% of the originally invested capital of the holders of the Class A shares, after which time the Class C shares will generally be treated as Class A shares. The Class B shares will not convert into any shares of common stock unless the holders of Class A shares and Class C shares have received total value in excess of 150% of the original capital of the holders of the Class A shares and Class C shares. Class B shares and Class C shares will automatically convert into shares of common stock after specified thresholds of total value received have been exceeded as a result of the voluntary conversion of Class A shares. See “—Voluntary Conversion—Automatic Conversion of Class B Shares and Class C Shares.”

All of the Class A shares of the two series issued to the Original Stockholders and the series issued to Other Management, and the corresponding series of Class B shares and Class C shares, have been converted into common stock, and those three series of Class A shares, Class B shares and Class C shares are no longer outstanding. See “—Mandatory Conversion.”

Voluntary Conversion

Voluntary Conversion of Class A Shares. A holder of Class A shares may elect to convert some, or all, of its Class A shares in order to sell the resulting shares of common stock to a third party or to make a distribution of such resulting shares of common stock to its investors or partners by delivering a conversion notice to us and our transfer agent. Richard D. Kinder also may convert his Class A shares in order to donate the resulting shares of common stock to certain charitable organizations.

Holders of Class A shares, or shares of common stock received by such holder upon a mandatory conversion occurring prior to May 31, 2015, may not convert any Class A shares or transfer any shares of common stock during the fair market value calculation period prior to the final conversion date on May 31, 2015, See “—General.” Holders of Class B shares and Class C shares are not entitled to voluntarily convert their shares.

Automatic Conversion of Class B Shares and Class C Shares. The voluntary conversion of shares of a Class A series that causes certain thresholds of total value received to be exceeded will result in the automatic conversion of Class B shares or Class C shares. Class C shares will not convert into any shares of common stock unless the holders of the corresponding series of Class A shares have received total value in excess of 100% of the originally invested capital of the holders of those Class A shares, after which time such Class C shares will generally be treated as Class A shares. Thereafter, each time that a holder of Class A Shares voluntarily converts some, or all, of its Class A shares in order to sell, distribute or donate the resulting shares of common stock, a number of Class C shares will automatically convert into shares of common stock so that the holders of Class C shares receive their proportion of the total value that the holders of Class A shares received in such transaction. The Class B shares of a series will not convert into any shares of common stock unless the holders of the corresponding Class A shares and Class C shares have received total value in excess of 150% of the original invested and notional capital of the holders of the Class A shares and Class C shares. Thereafter, the holders of Class B shares as a group will begin receiving their proportion of total value. Each time thereafter that a holder of Class A shares voluntarily converts some, or all, of its Class A shares in order to sell, distribute or donate the resulting shares of common stock, a number of Class B shares will automatically convert into shares of common stock so that the holders of Class B shares receive their proportion of total value, which is equal to between 5% and 20% of the amount by which the total value of distributions and of shares of common stock issued upon conversion received with respect to Class A shares, Class B shares and Class C shares exceeds the original capital.

Mandatory Conversion

Any Class A shares, Class B shares and Class C shares of a series outstanding on May 31, 2015 will automatically convert into the remaining shares of common stock allocable to such series, as described above under “—General.” Mandatory conversion may occur earlier if the holders of two-thirds of the shares of a Class A series and two-thirds of the shares of the corresponding Class B series select an earlier date, if the remaining number of shares of common stock originally allocable to such series falls below 0.5% of the maximum number of shares of common stock allocable to such series or upon the occurrence of specified change of control events. See “—Certain Anti-takeover Provisions of Our Charter and Bylaws and Delaware Law—Approval Requirements for Certain Changes of Control.” An early mandatory conversion date may not be selected with respect to Richard D. Kinder’s Class A shares until at least two of the Sponsor Investors have selected an early mandatory conversion date or unless no Sponsor Investor holds any Class A shares or shares of common stock received upon a mandatory conversion. In November 2011, an early mandatory conversion date was selected by the requisite holders of the two series of Class A shares issued to the Original Stockholders and the series of Class A shares issued to Other Management and by the requisite holders of the corresponding series of Class B shares. Accordingly, all of the Class A shares in those three series, and in the corresponding three series of Class B shares and Class C shares, were converted into common stock, and none of the Class A shares, Class B shares or Class C shares in those three series remain outstanding.

Accelerated Conversion of Class B Shares and Class C Shares

A holder of Class B shares or Class C shares may convert all or a portion of such shares into shares of common stock in order to provide such holder with liquidity in the event that such holder must pay certain taxes with respect to its ownership of such Class B shares or Class C shares that exceed the amount of total value received by such holder with respect to such Class B shares or Class C shares as of such time. Adjustments would be made to subsequent distributions or conversions that otherwise would be made or would occur with respect to the Class B shares or Class C shares that are subject to such accelerated conversion. Alternatively, the holders of Class A shares of the series corresponding to such Class B shares or Class C shares may elect to make a non-interest-bearing cash loan to the holder of such Class B shares or Class C shares to provide such holder with the required liquidity and, to the extent that such holder would incur certain taxable compensation income in connection with such non-interest-bearing loan, will make a tax gross-up payment in cash to such holder.

Voting Rights

Each share of common stock and each Class A share entitles the holder to one vote (subject to anti-dilution adjustments in the case of the Class A shares) with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Each Class B share and Class C share entitles the holder to 1/10th of a vote with respect to the election of directors. All classes of capital stock vote as a single class for the election and removal of directors on our board of directors and as provided by law, and the common stock and the Class A shares vote as a single class on most other matters. Certain classes have specific votes with respect to certain amendments of our certificate of incorporation. See “—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Amending Our Certificate of Incorporation and Bylaws.”

Holders of our capital stock do not have cumulative voting rights.

Dividends

Holders of common stock share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock. The holders of our outstanding Class A shares, Class B shares and Class C shares are entitled to receive in the aggregate the proportion of any such dividend allocable to the maximum number of shares of common stock into which they would then convert (measured on the record date for such dividend). The dividends received by holders of Class A shares, Class B shares and Class C shares will adjust over time as described above under “—General.” The Class A shares, Class B shares and Class C shares will receive in the aggregate dividends on a fully-converted common stock basis, and the payment of those dividends will not otherwise affect the per share dividends received by holders of common stock since the aggregate number of shares of common stock into which our Class A shares, Class B shares and Class C shares can convert was fixed in connection with our initial public offering.

Our certificate of incorporation provides that, in general, no dividends will be paid to holders of Class A shares and Class C shares until annual dividends of up to $50 million are paid to the holders of Class B shares. Subject to certain limitations set forth in our charter, such priority dividends are payable to the holders of Class B shares until such holders have received dividends of approximately $200 million, sixteen quarters have elapsed since our first dividend payment date after the closing of our initial public offering, or the holders of the Class A shares, the holders of the Class B shares and the holders of the Class C shares have received total value equal to 150% of the original capital, whichever is earlier.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our capital stock would be entitled to share ratably in our assets that are legally available for distribution to our stockholders after payment of liabilities in accordance with the provisions regarding the payment of dividends in our certificate of incorporation. See “—Dividends” above. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock, if required pursuant to the terms of any such preferred stock, before we may pay distributions to the holders of common stock, Class A shares, Class B shares or Class C shares.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All outstanding shares are, and all shares issued upon exercise of the warrants will be, when issued, validly issued, fully paid and nonassessable.

Appraisal Procedure

Our certificate of incorporation provides for appraisal procedures to be used in the event of disputes relating to, among other things, the calculation of fair market value of illiquid consideration and determination of values upon a mandatory conversion. We have agreed to pay all costs of such dispute resolution procedures, including the fees of all appointed investment banking firms or other appraisers.

Preferred Stock

Our board of directors is authorized, subject to the limits imposed by the General Corporation Law of the State of Delaware, which we refer to in this prospectus as the “DGCL,” and the board of directors approval requirements contained in our bylaws, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series of preferred stock. Our board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series of preferred stock then outstanding and not above the total number of shares of preferred stock authorized by our certificate of incorporation, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting rights that affect adversely the voting power or other rights of our other classes of stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, also could have the effect of delaying, deferring or preventing a change in control or causing the market price of our common stock to decline.

Certain Anti-takeover Provisions of Our Charter and Bylaws and Delaware Law

In addition to the supermajority board voting approvals required by our bylaws, our certificate of incorporation and bylaws have the following provisions that could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Further, the rights of the holders of our other classes of stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the board, the chief executive officer, the president or the board of directors or upon the written request of stockholders of record of not less than 10% of all voting power entitled to vote at such meeting. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with specified information. Our bylaws provide that any director or the board of directors may be removed, with or without cause, by an affirmative vote of shares representing the majority of all voting power then entitled to vote at an election of directors. Our bylaws also provide that vacancies may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by our stockholders. Our bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions also may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us. In addition, at the time of our initial public offering we entered into a shareholders agreement with the Investors, which we refer to in this prospectus as the “shareholders agreement.” The nomination and removal of directors, including the filling of board vacancies, must also comply with the provisions of our shareholders agreement that relate to composition of our board of directors. See “—Shareholders Agreement.”

No Stockholder Action by Written Consent

Our certificate of incorporation provides that any vote or similar action required or permitted to be taken by holders of our common stock must be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders. Holders of our Class A shares, Class B shares and Class C shares may effect any action requiring the consent of such class of stock by written consent.

Approval Requirements for Certain Changes of Control

Our organizational documents contain additional approval requirements for certain non-cash changes of control. Our shareholders agreement prohibits us from directly or indirectly engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions (other than for solely cash consideration) without obtaining the unanimous approval of our stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors, the Class A shares, the Class B shares, the Class C shares and the shares of common stock as they exist on the date of such transaction. A determination that a change of control meets the above requirements requires approval by each of the following:

•	Sponsor Investors holding a majority of our outstanding shares of capital stock then entitled to vote for the election of directors then held by Sponsor Investors that hold Class A shares,

•	Richard D. Kinder (so long as he and his permitted transferees hold Class A shares),

•	holders of a majority of our outstanding Class B shares and

•	holders of a majority of our outstanding Class C shares.

If all requisite stockholders other than the holders of Class C shares approve such a transaction, we generally may engage in such transaction so long as the Class C shares receive the consideration provided in our charter. In addition, if the transaction is otherwise approved by the requisite holders of our capital stock, the Sponsor Investors and Mr. Kinder may decide that the holders of our common stock, Class A shares, Class B shares and Class C shares receive the consideration provided in our charter, regardless of whether such transaction is determined to meet the above requirements. See “—Shareholders Agreement—Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates.”

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless:

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before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

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at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, but not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision, so Section 203 will apply to any stockholder that becomes an interested stockholder after our initial public offering. The statute, as it applies to interested stockholders other than Richard D. Kinder or any Sponsor Investor that is an interested stockholder prior to our initial public offering, could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions of the DGCL could have the effect of deferring, delaying or discouraging hostile takeovers and may also have the effect of preventing changes in control or management of our company. It is possible that these provisions could make it more difficult to accomplish transactions other stockholders might deem desirable.

Certain Other Provisions of Our Charter and Bylaws and Delaware Law

Board of Directors

Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors will be fifteen, subject to increase or decrease in accordance with the shareholders agreement. The shareholders agreement provides that the number of directors may not be reduced below eleven until such time that the Sponsor Investors have the right to choose fewer than three director nominees and a majority of the board approves such reduction. In such case, the number of director nominees that Richard D. Kinder has the right to choose also will be reduced. The shareholders agreement also provides that the number of directors may be increased in order to meet the majority independence requirements of the NYSE if we are unable to qualify for a controlled company exemption at such time. See “—Shareholders Agreement.”

Supermajority Board Approval

Our bylaws state that, unless otherwise provided, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, any matter brought before the board of directors will be decided by a supermajority vote, which is defined as the affirmative vote of ten directors.

Our bylaws further provide a list of actions that, so long as the Sponsor Investors have the right to choose at least five nominees to the board of directors pursuant to the shareholders agreement, must be brought before the board of directors and decided by supermajority vote, including the following actions with respect to us and our subsidiaries (other than KMR, KMP or EPB or any of their respective subsidiaries, and other than Kinder Morgan G.P., Inc., the general partner of KMP, solely to the extent it is acting to approve actions taken by KMR or matters on behalf of KMP, in its capacity as a shareholder of KMR or as the general partner of KMP, and other than El Paso Pipeline GP Company, L.L.C., the general partner of EPB, solely to the extent it is acting in its capacity as the general partner of EPB with respect to the business and affairs of EPB or to approve any matter on behalf of EPB):

•	commencement of any bankruptcy or similar proceeding by us or any of our subsidiaries,

•	commencement of any liquidation or dissolution proceedings,

•	commencement or settlement of any litigation over $50 million,

•	any change to our dividend policy or distributions made outside of the dividend policy,

•	amendment or waiver of any material terms of our or our subsidiaries’ corporate governance documents, outstanding securities, or governance structure (to the extent not required by law),

•	adoption of our annual budget,

•	approval of certain actions not contemplated by the annual budget, including the issuance of equity securities or the entry into mergers or divestitures, with various exceptions,

•	certain transactions with affiliates (including KMP, KMR and EPB),

•	increase of employee compensation or benefits of management, with certain exceptions,

•	material changes to or waivers of material terms of any agreement or transaction that requires a supermajority board approval,

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take certain actions in its capacity as shareholder, member or partner of its subsidiaries (other than Kinder Morgan G.P., Inc. solely to the extent it is acting in its capacity as a shareholder of KMR or as the general partner of KMP, but not, among other things, to amend or waive its rights under KMP’s organizational documents, and other than El Paso Pipeline GP Company, L.L.C. solely to the extent it is acting in its capacity as general the partner of EPB, but not, among other things, to amend or waive its rights under EPB’s organizational documents),

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enter into an agreement or take an action that would restrict our ability to make distributions or limit the rights of the board and/or our stockholders under our certificate of incorporation, bylaws or shareholders agreement and

•	adoption or modification of a shareholder rights plan.

Limitations of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of the duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees, agents and other persons, to the fullest extent permitted by law. We also are expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, an investment in our stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities

Our certificate of incorporation provides that the Sponsor Investors and certain of their affiliates (including any director nominated by the Sponsor Investors) have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us or our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to such person solely in his or her capacity as such a director.

Amending Our Certificate of Incorporation and Bylaws

Our certificate of incorporation may be amended in any manner provided by the DGCL. Our bylaws provide that amendments of our certificate of incorporation require supermajority approval by the board of directors. See “—Supermajority Board Approval.” In addition, certain amendments of our certificate of incorporation may only be effected with the following additional affirmative votes:

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any amendment to provisions of our certificate of incorporation relating to our authorized shares, distributions, conversions, voting, amendments, anti-dilution, delivery of notices or corporate opportunities requires the affirmative vote of holders of at least a majority of the issued and outstanding Class A shares of each Class A series issued to the Sponsor Investors and Richard D. Kinder;

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any amendment to provisions of our certificate of incorporation other than as described above requires the affirmative vote of holders of at least seventy-five percent (75%) of the issued and outstanding Class A shares;

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any amendment to our certificate of incorporation that amends, alters, repeals, impairs or modifies the rights of a particular class of stock requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of such class of stock; and

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any amendment to any provision of our certificate of incorporation that modifies the rights of a particular series of a class of stock in a manner adversely and differently from other series of the same class of stock requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of such series of stock.

Our certificate of incorporation and our bylaws provide that our bylaws may be amended, altered, repealed or new bylaws may be adopted by our board of directors (with supermajority approval of the board of directors so long as the Sponsor Investors have the right to nominate five of our director nominees) or by the affirmative vote of holders of shares representing two-thirds of the total voting power of all of our outstanding capital stock then entitled to vote at any annual or special meeting for the election of directors. In addition, any adoption, alteration, amendment or repeal of any bylaw by the board of directors requires the affirmative vote of:

•	a majority of the directors chosen for nomination by Richard D. Kinder (if any),

•	a majority of the directors chosen for nomination by the Sponsor Investors (if any),

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two-thirds of the directors chosen for nomination by the Sponsor Investors in the case of an alteration, amendment or repeal of specified provisions of our bylaws with respect to directors, removal of officers, securities of other corporations and amendments of the bylaws, and

•	the director(s) chosen by a Sponsor Investor in the case of an alteration, amendment or repeal of any provision of our bylaws that would treat such Sponsor Investor adversely.

Transfer Agent and Registrar

As of the date of this prospectus, the transfer agent and registrar of our common stock is Computershare Trust Company, N.A. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

New York Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “KMI.”

Shareholders Agreement

We are party to a shareholders agreement with the Investors regarding voting, transfer and registration for resale of shares of our stock held by them, among other things. Persons who become holders of our common stock upon the exercise of warrants will not become parties to the shareholders agreement, but the shareholders agreement will continue in effect. Although only we and the Investors are parties to the shareholders agreement, it contains a number of provisions affecting the governance of our company. Below is a summary of those provisions of our shareholders agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the shareholders agreement in its entirety.

Board, Committee and Observer Rights

Our shareholders agreement provides that Richard D. Kinder and the Sponsor Investors have the following rights to appoint director nominees to our board of directors and committees, which may be adjusted as described below. At the date of this prospectus, our board has fifteen members, with five directors chosen by Mr. Kinder, two directors chosen by the funds affiliated with each of Goldman Sachs and Highstar Capital LP, one director chosen by the funds affiliated with each of The Carlyle Group and Riverstone Holdings LLC, and four additional independent directors.

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Richard D. Kinder may appoint five nominees (one of whom may be Mr. Kinder) so long as Mr. Kinder is our chief executive officer and owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors. One of those nominees must meet the audit committee independence requirements of the NYSE. The number of directors Mr. Kinder may nominate may decrease as follows:

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If Mr. Kinder ceases to be chief executive officer for any reason other than termination for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may appoint two nominees (one of whom may be Mr. Kinder), the then-current chief executive officer will be one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. If Other Management and the Original Stockholders cease to own at least a majority of their original holdings of our Class A shares and shares of common stock issued upon conversion of such Class A shares, then their right to appoint those two nominees will be transferred to our nominating and governance committee.

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If Mr. Kinder is terminated as chief executive officer for cause (as defined in the shareholders agreement), then instead of the five nominees noted above, Mr. Kinder may only appoint one nominee, the then-current chief executive officer will be one nominee, the nominating and governance committee will appoint one nominee and Other Management (excluding any individuals whose employment with us has terminated) and the Original Stockholders will appoint two nominees. None of these nominees may be Mr. Kinder. If Other Management and the Original Stockholders cease to own at least a majority of their original holdings of our Class A shares and shares of common stock issued upon conversion of such Class A shares, then their right to appoint those two nominees will be transferred to the nominating and governance committee.

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If the board of directors approves a reduction in the number of directors below eleven while Mr. Kinder has the right to appoint five nominees, then Mr. Kinder’s nominees will be reduced to four. In addition, Mr. Kinder will no longer be required to appoint a nominee that meets the audit committee independence requirements and instead our nominating and governance committee will be required to appoint such nominee.

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If Mr. Kinder no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then Mr. Kinder may no longer appoint any nominees, and instead, the then-current chief executive officer will be one nominee and the nominating and governance committee will appoint four nominees (or three if the number of directors has been reduced below eleven).

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Affiliates of Goldman Sachs may appoint two nominees so long as they own shares representing at least 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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If affiliates of Goldman Sachs own shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then affiliates of Goldman Sachs may only appoint one nominee.

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Affiliates of Highstar Capital LP may appoint two nominees so long as they own shares representing at least 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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If affiliates of Highstar Capital LP own shares representing between 2.5% and 5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then affiliates of Highstar Capital LP may only appoint one nominee.

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Affiliates of The Carlyle Group may appoint one nominee so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

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Affiliates of Riverstone Holdings LLC may appoint one nominee so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

If any Sponsor Investor ceases to have the right to appoint a director nominee, then our board of directors will decrease in size by the corresponding number of directors, down to a minimum of eleven directorships. Once the Sponsor Investors collectively have the right to appoint less than three director nominees, our board of directors can elect to further decrease the size of our board, down to a minimum of nine directorships. Appointments to any directorships which are not specifically allocated pursuant to the above description will be made by our nominating and governance committee.

Under the shareholders agreement, share ownership for Mr. Kinder includes shares owned by his permitted transferees, and share ownership for Sponsor Investors includes specified transferees and successors. In the event of Mr. Kinder’s death, his nomination rights described above may be exercised by his heirs, executors and beneficiaries so long as they own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors.

The shareholders agreement provides that our nominating and governance committee will be comprised of three members. The members will be selected by the board, and must include one of the directors nominated for election by Richard D. Kinder (so long as Mr. Kinder has the right to appoint any nominees), one of the directors nominated for election by the Sponsor Investors (so long as the Sponsor Investors have the right to collectively appoint at least three nominees) and one of the directors nominated for election by our nominating and governance committee. All decisions of our nominating and governance committee with respect to nominations, designations and appointments to the board of directors and committees of the board of directors, including independence determinations, will require unanimous approval so long as the Sponsor Investors have the right to collectively appoint at least three nominees to our board. All members of the nominating and governance committee will be required to meet the applicable NYSE independence requirements. No nominee of Mr. Kinder selected to serve on this committee can serve as chair of such committee.

The shareholders agreement provides that our audit committee will be comprised of three members. The members will be selected by the board, and must include one of the directors nominated for election by Richard D. Kinder (so long as Mr. Kinder has the right to appoint a nominee that meets such requirements) and two of the directors nominated for election by our nominating and governance committee. All members of our audit committee will be required to meet the applicable NYSE audit committee independence requirements, and one member will be required to be a financial expert as defined by the SEC. No nominee of Mr. Kinder selected to serve on this committee can serve as chair of such committee.

The shareholders agreement provides that our compensation committee will be comprised of five members. The members will be selected by the board, and must include two of the directors nominated for election by the Sponsor Investors (so long as the Sponsor Investors have the right to collectively appoint at least three nominees). All members of the compensation committee will be required to meet the applicable NYSE independence requirements and any additional requirements imposed by law. No nominee of Mr. Kinder selected to serve on this committee can serve as chair of such committee.

Each of our other committees will be comprised of five members. The members will be selected by the board, and must include two of the directors nominated for election by the Sponsor Investors so long as the Sponsor Investors have the right to collectively appoint at least three nominees. If either the Sponsor Investors or Richard D. Kinder loses the right to select, or their nominees are ineligible to serve as, members of any of our committees, then that committee member must be one of the directors nominated for election by the nominating and governance committee.

In the shareholders agreement, we agree to include the persons nominated as directors in accordance with the shareholders agreement in the slate of nominees recommended by the board of directors, and Richard D. Kinder and the Sponsor Investors agree with each other to take all necessary action within their power as stockholders to vote in favor of such persons nominated to the board of directors in accordance with the shareholders agreement and to remove any directors as required by the shareholders agreement. If Mr. Kinder or the Sponsor Investors do not vote in accordance with the shareholders agreement to elect or remove any directors, they have granted each other an irrevocable proxy so that their shares may be voted in accordance with the shareholders agreement.

Under the shareholders agreement, if affiliates of either Goldman Sachs or Highstar Capital LP own between 2.5% and 5% of our outstanding shares of capital stock entitled to vote on the election of directors, then such Sponsor Investor may appoint an observer to participate in meetings of our board of directors or any committee. Any Sponsor Investor that owns at least 1% of our outstanding shares of capital stock entitled to vote on the election of directors also may appoint an observer to participate in meetings of our board of directors or any committee. In addition, the Sponsor Investors have specified rights to appoint observers to the boards and committees of Kinder Morgan G.P., Inc., which is the general partner of KMP, and KMR. Observers may be excluded from the deliberations of any board or committee at the direction of a majority of the members of such board or committee and must comply with applicable laws and regulations. In the event that the participation of an observer appointed by a Sponsor Investor would create a conflict of interest at a meeting, such observer will recuse himself or herself from the related portion of such meeting.

Controlled Company Exemption

If our board of directors does not satisfy the majority independence requirements of the NYSE, the shareholders agreement provides that we will elect to operate under the controlled company exemption to such independence requirements, if such exemption is available to us. This would mean that our board would not be required to have a majority of independent directors, and our nominating and governance committee and our compensation committee would not be required to consist only of independent directors. If such exemption is not available, our nominating and governance committee will appoint a number of additional directors that meet the independence requirements of the NYSE to cause our board to meet the applicable majority independence standards and the number of directors on our board shall be increased by the number of such additional directors appointed by our nominating and governance committee.

Certain Actions Relating to Us and Our Subsidiaries and Other Affiliates

So long as any Sponsor Investor owns any Class A shares or shares of common stock received upon conversion of such Class A shares as a result of a mandatory conversion, we have agreed in the shareholders agreement to take certain actions with respect to us and our subsidiaries and affiliates, including the following:

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upon the reasonable request of the Sponsor Investors, causing director nominees of the Sponsor Investors serving on our board to be appointed to the boards or governing bodies of certain of our subsidiaries (other than Kinder Morgan GP., Inc., KMP, KMR, El Paso Pipeline GP Company, L.L.C., EPB or any of their subsidiaries);

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permitting director nominees of the Sponsor Investors to attend meetings of the Kinder Morgan G.P., Inc. board, the KMR board, the El Paso Pipeline GP Company, L.L.C. board and any committees of such boards, subject to the rights of such boards and committees to exclude them, to applicable regulatory requirements and to such observers’ obligation to recuse themselves under specified circumstances;

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informing the Sponsor Investors that own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors of any action that our chief executive officer reasonably believes could impose any filing obligation, restriction or regulatory burden on such Sponsor Investor or its affiliates and not taking specified actions without approval by such Sponsor Investor;

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keeping the Sponsor Investors that own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors informed of any events or changes with respect to any criminal or regulatory investigation involving us or any of our affiliates;

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reasonably cooperating with the Sponsor Investors that own shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors and their affiliates in efforts to mitigate consequences of the events described in the two bullets immediately above;

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so long as any Sponsor Investor owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, not taking any action (and taking all stockholder action to prevent our subsidiaries from taking any action) to cause the board of Kinder Morgan G.P., Inc. to consist of less than a majority of independent directors under the applicable NYSE standards; and

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our not engaging in any merger, amalgamation, consolidation or other business combination or similar transaction or series of transactions (other than for solely cash consideration) without obtaining the unanimous approval of our stockholders unless the organizational documents and capital structure of the acquiring, surviving or resulting entity preserve in all material respects the economic and other rights (including conversion, transfer, distribution and governance rights as set forth in our certificate of incorporation, bylaws and shareholders agreement), characteristics and tax treatment, including on a relative basis, of the Sponsor Investors, the Class A shares, the Class B shares, the Class C shares and the shares of common stock as they exist on the date of such transaction. A determination that a transaction meets the above requirements requires approval by each of the following: (1) Sponsor Investors holding a majority of our outstanding shares of capital stock then entitled to vote for the election of directors then held by Sponsor Investors that hold Class A shares, (2) Richard D. Kinder (so long as he and his permitted transferees hold Class A shares), (3) holders of a majority of our outstanding Class B shares, and (4) holders of a majority of our outstanding Class C shares. If all requisite stockholders other than the holders of Class C shares approve such a transaction, we generally may engage in such transaction so long as the Class C shares receive the consideration provided in our charter, In addition, if the transaction is otherwise approved by the requisite holders of our capital stock, the Sponsor Investors and Mr. Kinder may decide that the holders of common stock, Class A shares, Class B shares and Class C shares receive the consideration provided in our charter, regardless of whether such transaction is determined to meet the above requirements.

In addition, Mr. Kinder has agreed until May 15, 2015 to notify the Sponsor Investors prior to his acquisition of, or offer to acquire, any securities of us or any of our publicly-traded subsidiaries in a transaction or a series of related transactions involving a value in excess of $50 million.

Corporate Opportunities

The shareholders agreement provides that the Sponsor Investors and certain of their respective affiliates, including any director nominated by a Sponsor Investor, have no obligation to offer us or our wholly owned subsidiaries an opportunity to participate in business opportunities presented to the Sponsor Investors or such affiliates (other than us and our wholly owned subsidiaries) even if the opportunity is one that we or one of our wholly owned subsidiaries might reasonably have pursued, and that neither the Sponsor Investors nor their respective affiliates will be liable to us or any of our wholly owned subsidiaries for breach of any duty by reason of any such activities. However, each such person serving as a director of us or one of our wholly owned subsidiaries must tell us about any business opportunity offered to it solely in its capacity as such a director. Each director nominated by a Sponsor Investor has agreed to recuse himself or herself from any portion of a board or committee meeting if such director has actual knowledge that the Sponsor Investor that appointed such director (or one of its controlled affiliates) is engaged in or pursuing any business opportunity that such director has actual knowledge that we are also engaged in or evaluating and if such director’s participation would cause a conflict of interest.

Other Provisions

Certain provisions in the shareholders agreement will terminate with respect to a Sponsor Investor when it no longer owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, including the right to nominate director and committee members. If no Sponsor Investor owns shares representing at least 2.5% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors, then certain sections of the shareholders agreement will terminate with respect to all Investors, including transfer restrictions, rights to nominate director and committee nominees, and certain actions relating to our subsidiaries and other affiliates. The shareholders agreement will terminate when none of the shareholder parties thereto hold any Class A shares, Class B shares, Class C shares or shares of common stock.

Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by the following holders:

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Richard D. Kinder so long as he (together with his permitted transferees) owns shares representing at least 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

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the Sponsor Investors holding shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

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in the case of an amendment or waiver with respect to transfer restrictions, director and committee nominees, observers, independence requirements, voting agreements or proxies, certain actions relating to our subsidiaries and other affiliates, our dividend policy, forfeiture of Class B shares and termination of the shareholders agreement, the Sponsor Investors owning shares representing at least two-thirds of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by the Sponsor Investors so long as the Sponsor Investors collectively own shares representing at least an aggregate amount of 1% of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors,

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in the case of an amendment or waiver that would modify the rights or obligations of any Sponsor Investor adversely, such Sponsor Investor so affected so long as such Sponsor Investor owns any of our outstanding shares of capital stock entitled to vote on the election of directors,

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the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors held by Other Management and the Original Stockholders at the closing of our February 2011 initial public offering so long as Other Management and the Original Stockholders own a majority of the voting power held by such holders at the closing of that offering and the applicable amendment or waiver would modify the rights or obligations of Other Management and the Original Stockholders (taken as a whole) adversely and differently from other holders of the same class or classes of capital stock and

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in the case of an amendment or waiver that would modify the rights or obligations of the holders (taken as a whole) of Class B shares or Class C shares, as applicable, adversely as compared to the holders of other classes of common stock, the holders of Class B shares representing a majority of the issued and outstanding Class B shares or the holders of Class C shares representing a majority of the issued and outstanding Class C shares, as applicable.

If no parties meet the conditions set forth in the bullets above, then the holders of shares representing a majority of the voting power of our outstanding shares of capital stock entitled to vote on the election of directors then held by holders who are party to the shareholders agreement must sign an amendment.

We have agreed to use our reasonable best efforts to take necessary or appropriate actions upon the request of a Sponsor Investor to ensure that Class A shares can timely convert into shares of common stock as contemplated by our certificate of incorporation. We have also agreed to use our best efforts to obtain governmental and/or regulatory permits or authorizations to enable us to issue and deliver shares of our common stock upon the conversion of our Class A shares, Class B shares and Class C shares.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or these other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the DGCL. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of a Sponsor Investor and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such person against such liability. See “—Certain Other Provisions of Our Charter and Bylaws and Delaware Law—Limitations of Liability and Indemnification of Officers and Directors.”

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, shares of our common stock will be issued to those warrant holders who, directly or through their broker, banker, trustee or other nominee, surrender the certificates representing the warrants or provide exercise instructions with respect to uncertificated warrants and provide payment of the exercise price, or select the cashless exercise option, to the warrant agent. See “Description of the Warrants.” We do not know if or when any warrants will be exercised. We also do not know whether or in what manner any of the shares of common stock acquired upon exercise will be sold.

We will bear all costs, expenses and fees in connection with the registration and issuance of the common stock issuable upon exercise of the warrants. We will not bear any of the brokerage commissions, selling expenses or similar costs related to any resales of the common stock.

LEGAL MATTERS

The legality of the shares of common stock issuable upon exercise of the warrants has been passed upon for us by Seitz Ross Aronstam & Moritz LLP. Weil, Gotshal & Manges LLP and Bracewell & Giuliani LLP have also represented us in connection with the transactions described herein.

EXPERTS

Kinder Morgan, Inc.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 and to our Current Report on Form 8-K filed on May 7, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2011, is incorporated herein by reference on the authority of such firm as experts in petroleum engineering.

El Paso Corporation

The consolidated financial statements and schedule of El Paso Corporation appearing in El Paso Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of El Paso Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference in this prospectus, which is referred to and made a part of the Registration Statement on Form S-3 filed by Kinder Morgan, Inc. relating to the continuous offering of Class P common stock issuable upon exercise of warrants. The report of Ernst & Young LLP on the consolidated financial statements and schedule of El Paso Corporation as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 is based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to above are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Citrus Corp. and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in El Paso Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein, and the consolidated financial statements of El Paso Corporation, to the extent they relate to Citrus Corp. and Subsidiaries, are so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information incorporated by reference in this prospectus regarding the estimated reserves attributable to certain of El Paso Corporation’s natural gas and oil properties were prepared by El Paso and audited by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to them. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the pending acquisition of El Paso or to pay dividends are forward-looking statements.

Although we believe that these estimates and forward-looking statements are based on reasonable assumptions, they are subject to risks and uncertainties and are made in light of information currently available to us. Many factors, in addition to the factors described in this prospectus, may adversely affect results as indicated in forward-looking statements. We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus and the documents that are filed as exhibits to the registration statement of which this prospectus is a part with the understanding that actual future results may be materially different from what we expect. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•	our ability to successfully integrate El Paso’s operations and to realize synergies from the acquisition;

•	KMP’s ability to complete the disposition of assets as required for Federal Trade Commission approval of our acquisition of El Paso;

•	price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal, steel and other bulk materials and chemicals in North America;

•	economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

•	changes in tax laws, principally related to KMP and EPB;

•

indebtedness, not only at the Kinder Morgan, Inc. level, but also at the El Paso, KMP and EPB levels, which could make each vulnerable to general adverse economic and industry conditions, limit their ability to borrow additional funds, and/or place them at competitive disadvantages compared to their competitors that have less debt or have other adverse consequences;

•	possible changes in credit ratings;

•	capital markets conditions, inflation and interest rates;

•

changes in laws or regulations, third-party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect the business or ability to compete of Kinder Morgan or El Paso;

•	changes in the tariff rates charged by Kinder Morgan’s and El Paso’s pipeline subsidiaries implemented by the FERC, the CPUC, Canada’s National Energy Board or another regulatory agency;

•	the ability to acquire new businesses and assets and integrate those operations into existing operations, as well as the ability to expand facilities;

•	difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from terminals or pipelines;

•	the ability to successfully identify and close acquisitions and dispositions and make cost-saving changes in operations;

•	the ability to achieve cost savings and revenue growth;

•	the ability to complete expansion projects on time and on budget;

•

shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use Kinder Morgan’s or El Paso’s services or provide services or products to them;

•

crude oil and natural gas production from exploration and production areas that Kinder Morgan or El Paso serves, such as the Permian and Anadarko basins of West Texas, the U.S. Rocky Mountains, the Marcellus shale gas formation in Pennsylvania, the areas of shale gas formation in Texas, Louisiana and along the Gulf Coast and the Alberta oil sands;

•

changes in accounting pronouncements that affect the measurement of results of operations, the timing of when such measurements are to be made and recorded and the disclosures surrounding these activities;

•

the ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts and on acceptable terms to implement that portion of the business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of facilities;

•	interruptions of electric power supply to Kinder Morgan’s or El Paso’s facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

•	the ability to obtain insurance coverage without significant levels of self-retention of risk;

•	acts of nature, sabotage, terrorism or other similar acts causing damage greater than insurance coverage limits;

•	the political and economic stability of the oil producing nations of the world;

•	national, international, regional and local economic, competitive and regulatory conditions and developments;

•	foreign exchange fluctuations;

•	the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

•

the extent of Kinder Morgan’s and El Paso’s success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

•	engineering and mechanical or technological difficulties that may be experienced with operational equipment, in well completions and workovers, and in drilling new wells;

•	the uncertainty inherent in estimating future oil and natural gas production or reserves;

•	the timing and success of business development efforts;

•	unfavorable results of litigation and the fruition of contingencies referred to in the notes to the financial statements included in and incorporated by reference in this prospectus;

•	our dependence on cash distributions from El Paso, KMP and EPB;

•	our ability to pay the anticipated level of dividends;

•	the impact of our and our subsidiaries’ financial results on our ability to pay dividends;

•	the effect of steps taken to support KMP and EPB that reduce cash distributions received from those partnerships;

•

changes in our dividend policy implemented by our board of directors or resulting from restrictions under Delaware law or the terms of any future indebtedness, including indebtedness incurred in connection with the proposed acquisition of El Paso; and

•	those other factors discussed in the sections entitled “Risk Factors” in the documents incorporated by reference into this prospectus.

Forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any forward-looking statement because of new information, future events or other factors. Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. There is no assurance that any of the risks described sections entitled “Risk Factors” incorporated by reference into this prospectus or that any of the uncertainties associated with the forward-looking statements discussed in this prospectus will occur, or if any of them do, when they will occur or what impact they will have on our operations or financial condition. Future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC through its Electronic Data Gathering Analysis and Retrieval (EDGAR) System. These SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room located at:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Should you want more information regarding Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC or El Paso Pipeline Partners, L.P., please refer to the annual, quarterly and special reports, as applicable, filed with the SEC regarding those entities.

Because our common stock is listed on the NYSE, our reports, proxy statements and other information can be reviewed and copied at the office of the NYSE at 20 Broad Street, New York, New York 10005.

As allowed by SEC rules, we may “incorporate by reference” the information we file with the SEC, which means that important information may be disclosed to you by referring you to those documents. This prospectus contains summaries of certain provisions contained in some of our documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

SEC Filings (File No. 1-35081)	Period or File Date
Annual Report on Form 10-K	Year Ended December 31, 2011

Quarterly Report on Form 10-Q	Quarter ended March 31, 2012

Current Reports on Form 8-K	Filed on February 16, 2012, February 27, 2012, February 28, 2012, March 2, 2012, March 15, 2012, April 16, 2012, May 7, 2012, May 14, 2012, May 24, 2012, May 30, 2012, June 1, 2012 and June 13, 2012

Registration Statement on Form 8-A	Filed on February 10, 2011

Proxy Statement on Schedule 14A	Filed on March 30, 2012

In addition, in connection with our acquisition of El Paso, the following information is incorporated by reference:

•

the financial statements and supplementary data and financial statement schedule included under Item 8 and Item 15(c) of El Paso’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC; and

•	the financial statements included under Part I, Item 1 of El Paso’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC.

You may obtain copies of these El Paso documents through the SEC’s EDGAR System referred to above by reference to El Paso’s corporate name or its SEC file number, 1-14365.

We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

Kinder Morgan, Inc.

Investor Relations Department

500 Dallas Street, Suite 1000

Houston, Texas 77002

Telephone No.: (713) 369-9000